STOCK REDEMPTION AGREEMENT


    THIS IS AN AGREEMENT by and between BRUCE E. TOLL, of Rydal,
Montgomery County, Pennsylvania (hereinafter sometimes referred to as the "Shareholder"), and TOLL BROTHERS, INC., a Delaware corporation (the "Company").

                          BACKGROUND OF AGREEMENT
    A. Shareholder is currently the owner of more than Six Million (6,000,000) shares of the Common Stock, par value $.01 per share (the "Stock"), of the Company.
    B. The Company and the Shareholder have entered into this Agreement to provide for certain purchase rights by the Company with respect to the Stock owned by the Shareholder at the time of his death in the manner and to the extent set forth herein.
    C. The parties to this Agreement have taken into consideration the existence of the Cross Purchase Agreement (as hereinafter defined) now in existence to which the Shareholder is a party.
    NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

    1.   DEATH OF THE SHAREHOLDER
         1.1  Mandatory Sale and Purchase of Stock

              Upon the death of the Shareholder at any time when he owns any shares of the Stock of the Company, the deceased Shareholder, through his personal representatives, shall be required to sell that number of shares of Stock which he owns at the time of his death which equals (herein, the "Required Purchase Amount") the lesser of (i) Ten Million Dollars ($10,000,000) divided by the Market Value Per Share (as hereinafter defined) or (ii) that number of shares of Stock which he owns at the time of his death which are remaining after the required sale and purchase of Stock pursuant to that certain cross purchase agreement by and between the Shareholder and Robert I. Toll (the "Other Shareholder"), as such agreement may exist from time to time (the "Cross Purchase Agreement"), and the Company shall be required to purchase the Required Purchase Amount of shares of Stock.


         1.2  Optional Purchase of Stock
              by Company
              Upon the death of the Shareholder at any time when he owns any shares of the Stock of the Company, the Company shall have the option, exercisable at any time on or before one hundred
(100) days after the death of the Shareholder, to purchase from the personal representatives of the Shareholder all or any part of that number of shares of Stock equal to the lesser of (A) the number of shares of Stock which the deceased Shareholder owns at the time of his death after deducting (i) the required purchase by the Other Shareholder pursuant to the Cross Purchase Agreement and (ii) the number of shares purchased by the Company pursuant to Section 1.1 hereof and (B) that number of shares of Stock equal to Thirty Million Dollars ($30,000,000) divided by the Market Price Per Share. The Company's option under this Section
1.2 must be exercised by written notice to the personal representatives of the deceased Shareholder or, if none has been appointed at the time of such written notice, to the widow and surviving issue of the Shareholder and to the Related Transferees (as hereinafter defined), if any, at any time on or before 5:00 P.M., local time, on the one hundredth (100th) day after the date of death of the Shareholder. If the Company does not give such written notice within said time period, it shall be deemed to have waived its purchase option.


         1.3  Purchase Price
              The purchase price for each of the shares of Stock which must be purchased by the Company under Section 1.1 hereof or which the Company elects to purchase under Section 1.2 hereof shall be the Market Value Per Share.


         1.4  Shares Treated as Owned
              (a) For purposes of this Agreement, shares of Stock which, as of the date of death of the Shareholder, are subject to stock options or rights in favor of the Shareholder which are exercisable by the estate or personal representatives of the Shareholder and which have an exercise price less than the Market Price Per Share shall be treated for purposes of this Agreement as owned by the Shareholder on the date of his death; and if necessary to permit the Company to exercise its rights under this Agreement, the personal representatives of the deceased Shareholder shall exercise such stock options or rights.

              (b) For purposes of this Agreement, shares of Stock which the Shareholder has transferred or conveyed within one year of his death, by gift or otherwise, to any trust in which the Shareholder is a beneficiary (whether direct or contingent) or to or in trust for the benefit of the spouse or lineal descendants of the Shareholder or spouses of such lineal descendants (collectively, such transfers are referred to collectively as "Family Transfers" and such transferees are referred to collectively as the "Related Transferees") shall be treated for purposes of this Agreement as owned by the Shareholder and the Shareholder shall not make any Family Transfers without first providing, in form and substance satisfactory to the Company, that such shares of Stock will, if the Shareholder dies within one year of the date of any Family Transfer, be subject to this Agreement and the Company's rights under Section 1 hereof.

         1.5  Shares of Stock Not Covered

              Except as provided in Section 1.4,
no shares of Stock which have been transferred or otherwise disposed of by the Shareholder prior to the date of his death
(for fair value or otherwise) shall be subject to Section 1 of this Agreement.


    2.   DEFINITION OF MARKET VALUE PER SHARE
         For purposes hereof, the term "Market Value Per Share" shall mean for a share of Stock the greater of (i) the average of the Stock's last reported daily sales price regular way or, in the case no such reported sales take place on any day, the average of the last reported bid and asked prices regular way, for the thirty (30) consecutive business days on which shares of Stock are or could have been traded beginning with the sixtieth
(60th) business day before the date of death of the Shareholder (adjusted for any splits, dividends, combinations or reclassifications which take effect during such period) and (ii) the book value per share of Stock as determined as of the fiscal quarter of the Company ending immediately prior to the date of death of the deceased Shareholder based upon the balance sheet of the Company which is included in the Form 10-Q or any successor form filed with the Securities and Exchange Commission (adjusted for any splits, dividends, combinations or reclassifications which take effect after such date and prior to the Closing).

    3.   CLOSING
         3.1 The closing (the "Closing") at which the Company shall purchase shares of Stock under Section 1.1 from the personal representatives of the deceased Shareholder shall occur on the earlier of (i) the ninetieth (90th) day after the death of the Shareholder or (ii) ten business (10) days after the receipt by the Company of the insurance proceeds from the insurance policies on the life of the Shareholder described in Section 5, below.

         3.2 The Closing at which the Company shall purchase shares of Stock under Section 1.2 from the personal representatives of the deceased Shareholder shall occur on the one hundred twentieth (120th) day after the death of the Shareholder.


         3.3 Each Closing shall occur at 2:00 P.M. local time at the executive offices of the Company.
         3.4 At each Closing, the personal representatives of the deceased Shareholder shall deliver to the Company certificates representing the shares of Stock being sold, properly endorsed for transfer with necessary transfer tax stamps affixed and, if requested, with all necessary evidence of the authority of such personal representatives. The shares of Stock being sold and purchased pursuant to Section 1 shall be transferred free and clear of all liens, encumbrances and restrictions whatsoever.


    4.   TERMS OF PAYMENT OF PURCHASE PRICE
         The purchase price shall be paid by certified or bank cashier's check.


    5.   LIFE INSURANCE
         The Company agrees that it shall maintain and keep in full force and effect during the term of this Agreement, and pay all premiums on, one or more policies insuring the life of the Shareholder in the face amount of no less than Ten Million Dollars ($10,000,000). The Company shall be the owner of and the beneficiary under each such policy on the life of the Insured Shareholder.


    6.   TERMINATION
         This Agreement shall terminate upon the earlier to occur of any of the following:


         6.1 The death of the Shareholder and the occurrence of the Closing under Section 3 hereof;


         6.2 The mutual agreement in writing of the Company and the Shareholder; or


         6.3  October 28, 2005.



    7.   MISCELLANEOUS PROVISIONS


         7.1  Supplemental Documents
              The parties hereto agree to execute any further instruments and shall perform any acts which are or may become necessary to effectuate the terms of this Agreement.

         7.2  Coverage
              This Agreement shall be legally binding upon and inure to the benefit of the parties and their respective heirs, personal representatives and assigns. For purposes of this Agreement, the term "personal representatives" shall include the heirs of the Shareholder and the personal representatives, heirs and assigns of any such heirs.

         7.3  Entire Agreement
              This Agreement sets forth all of the promises. covenants, agreements, conditions and understandings between the parties hereto, with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions pertaining thereto, express or implied, oral or written, except as contained herein.

         7.4  Waiver
              No waiver by any party hereto of any condition, or the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition.

         7.5  Applicable Law
              This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

         7.6  Arbitration
              In the event of any dispute whatsoever arising as to the interpretation of any provision of this Agreement or arising as to the rights, duties or obligations of any of the parties hereto in connection with any provision of this Agreement, such dispute shall be settled by arbitration under the rules and regulations of the American Arbitration Association in Philadelphia, Pennsylvania.

         7.7  Number of Days
              In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday. For purposes hereof, the term "business day" shall mean any day on which the New York Stock Exchange is open for regular trading.
    IN WITNESS WHEREOF, the parties hereto have executed this Agreement this ____ day of December, 1995, intending it to be effective as of the date hereof.


                                  _____________________________
                                  Bruce E. Toll


                                  TOLL BROTHERS, INC.


                                  By:__________________________

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